EDWARD J. COONEY
VICE PRESIDENT & TREASURER

email address: cooney@nortek-inc.com

July 14, 2011
Mr. James B. Hirshorn
Hirshorn Operating Partners LLC
1415 West Fletcher Street
Chicago, IL 60657

Re:    Consulting Agreement

Dear Jim:

This letter will confirm the agreement between Hirshorn Operating Partners LLC (“You”) and Nortek, Inc. (the “Company”) concerning your engagement to provide consulting services to the Interim Chief Executive Officer of the Company.
1.Services. Commencing as of July 1, 2011, You agree to provide services consisting of advice and guidance concerning operational matters as requested by the Interim Chief Executive Officer of the Company, J. David Smith, on an as-needed basis. You agree to devote your best efforts, business judgment, skill and knowledge, and as much business time as is reasonably necessary, to perform the services requested.
2.Relationship of Parties. In providing services under this Agreement, You will be an independent contractor and neither You nor any of your employees will be an employee or agent of the Company. You shall have no right to make any commitments on behalf of the Company or any of its Affiliates as a result of this engagement without the express written consent of Mr. Smith. During this engagement, You may continue to provide services for other businesses, provided that such services do not give rise to a conflict of interest, or otherwise interfere with your obligations to the Company under this Agreement.
3.Consulting Fees and Expenses. The Company will pay You a consulting fee for all requested services performed by You at the rate of $35,000 per month. The Company will also reimburse your reasonable and necessary business expenses directly incurred by You in the performance of requested services, subject to prior approval of such expenses by Mr. Smith and timely submission of such documentation and substantiation as the Company may require. Payment for services shall be made monthly and reimbursement of business expenses will be made not less frequently that the tenth business day of the month for expenses documented for the prior month.
4.Taxes, Insurance and Benefits.
(a)As an independent contractor, You shall be solely responsible for all statutorily required insurance, including but not limited to workers' compensation insurance, and unemployment insurance, if required, and for withholding and payment of all federal and state local income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company. The Company will provide You with an IRS Form 1099 evidencing all consulting fees paid by it to You in connection with this engagement. You will also be solely responsible for any comprehensive general liability, automobile or other insurance which You decide to obtain and keep in effect.
(b)Because You are an independent contractor, neither You nor any dependent or other individual claiming through You will be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by the Company or any of its Affiliates (the “Plans”). You hereby waive all rights to participate in, or receive benefits under, the Plans. You also agree not to make any claim under any of the Plans and You agree to indemnify and hold the Company, its Affiliates, the Plans and all those connected with them harmless from all liabilities and expenses in any way arising out of any such claim by You or by anyone claiming through You.
(c)Any reimbursements or in-kind benefits provided hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder, including exemptive and transition relief provisions shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of your taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
5.Confidential Information, Documents and Copyrightable Material. You agree that, during this engagement and thereafter, You will not use or disclose any Confidential Information (as defined below), except as required for the proper performance of services during this engagement. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by You, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender all Documents to the Company at the time this engagement terminates. You agree that all copyrightable works that You create in connection with providing services during this engagement shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
6.Termination. This Agreement shall have an initial term of one year, which may be extended by mutual agreement of the parties. Your services may be terminated by either You or the Company upon the expiration of 15 days following written notice to the other. Upon termination of this Agreement, the Company shall have no further obligation to You, other than for payment for requested services provided by You through the date of termination and for payment of un-reimbursed expenses that are satisfactorily documented and submitted within 30 days following termination. Your obligations concerning Confidential Information survive the termination of this Agreement, however occurring.
7.Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
(b)“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
8.Miscellaneous. This letter contains the entire agreement between You and the Company, and replaces all prior agreements, whether written or oral, with respect to the services to be provided by You to the Company hereunder and all related matters. This Agreement may not be amended and no breach will be waived unless agreed in a signed writing by You and an authorized officer of the Company.
If the terms of this letter are acceptable to You, please sign, date and return it to me, at which time this letter will take effect as a legally-binding agreement between You and the Company on the basis set forth above. The enclosed copy of this letter, which You should also sign and date, is for your records.

Very truly yours,
/s/ Edward J. Cooney

Accepted and agreed:
HIRSHORN OPERATING PARTNERS LLC

/s/ James B. Hirshorn
By: James B. Hirshorn
Its: Sole Member
Date: 7/15/11